EXHIBIT 10.43*

March 31st, 2012

Mr. Ted Banzhaf
2502 Woodward Blvd.
Tulsa, OK 74114

Re:	Employment

Dear Mr. Banzhaf:

I am pleased to offer you a position with Z3 Enterprises, Inc., a Nevada corporation to be renamed HPEV, Inc. (the "Company"), as its President, with a target start date of April 2, 2012. In this position you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. 1

You will receive salary as follows:

●	Prior to raising $3.5 million investment for the Company, your compensation will be $1 per month.

●	Subsequent to raising $3.5 million as evidenced by an executed term sheet with a deposit committed, your compensation will be $20,000 per month.

Your salary will be paid monthly and will be paid on the last day business day in each month. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

You will be expected work for the Company during normal business hours except to the extent your duties require you to be traveling, and as your role and responsibilities may additionally demand. The Company will reimburse you for your relocation costs of up to $10,000 for one move within six (6) months.

As a Company employee, you will be eligible for paid vacation totaling 15 work days per year, sick leave and holiday time off. HPEV is a start up company there are no employee benefit plans in place at this time. The addition of employee benefits beyond base salary and bonuses will be implemented for all officers as soon as the financial condition permit, and as an officer, you will have the opportunity to participate in the planning and timing for the additional benefits.

The Company will also reimburse you for all reasonable, ordinary and necessary out of-pocket business expenses incurred by you in conjunction with your services to the Company consistent with the Company's standard reimbursement policies, including for phone, computer and basic travel expense related to Company business. All reimbursement will be made against original receipts and otherwise in accordance with the Company's general expense reimbursement policies and procedures. The Company will reimburse you for your reasonable attorneys' fees and costs incurred by you in connection with the drafting, negotiation, execution and delivery of this Agreement.
____________________________
The Company understands that your full time commitment does not preclude you from handling your transition responsibilities over the next thirty (30) days in connection with your disengagement from Applied Bio Fuels Corporation, of which you are currently CEO.

Confidential

You should be aware that your employment with the Company constitutes "at-will" employment. This means that your employment relationship with the Company may be terminated at any time, with or without cause. However, subject to the terms of your standard Employment Agreement for senior executive employees, upon a separation from service by termination without cause, the Company will pay to you, in addition to all other amounts to which you are otherwise entitled, a severance benefit equal to one (1) month's salary for each three (3) months of employment, which shall not be less than six (6) nor more than twelve (12) months' salary in effect at the time of termination. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the terms of your employment with the Company.

Notwithstanding the foregoing, in the event of either a Termination Without Cause within the first year of employment you will received compensation for six months of salary at that time.

This offer is contingent upon verification of your identity and employment eligibility in accordance with the laws of the United States of America. You will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States on the first day of your employment.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.2

As a Company employee, you will be expected to abide by all federal or state laws and in accordance of normal industry practices. You also agree to maintain the confidentiality of all confidential and proprietary information of the Company and agree, as a condition of your employment, to enter into a standard non-disclosure, non-compete, and non-solicit provisions and be incorporated herein by reference, and the performance of which will be a condition to your employment.

You agree that any dispute or claim relating to or arising out of our employment relationship shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Pasco County Florida. However, we agree that this arbitration provision shall not apply to disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.
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2
Handling of your transition responsibilities over the next thirty (30) days in connection with your disengagement from Applied BioFuels Corporation, of which you are currently CEO, are expressly excluded

Confidential

This letter and the documents incorporated herein by reference represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company and supersede in their entirety all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

In accepting this offer, you represent and warrant to us that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, (b) you do not know of any conflict which would restrict your employment with the Company, and (c) you do not have and will not bring with you to your employment with the Company any document, record or other confidential information belonging to a former employer. Each of these representations and warranties is a material inducement to the making of this offer and a condition to your continued employment, and you agree that a termination of your employment by the Company in the event of a breach of any of them would be with cause and not subject to an opportunity to cure.

The terms of this letter may only be amended, canceled or discharged in writing signed by you and an authorized director or officer of the Company and with Board Directors approval. As this letter relates to employment to be performed for a company with headquarters in the State of Florida, this letter shall be governed by the internal substantive laws, but not the choice oflaw rules, of the State of Florida. Inthe event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision.

You have inquired about a Board of Directors position. Inthe short term that is not feasible as the two founders of the patents and myself as a founder in the financial phase will be on the Board. A fourth member is currently the only member of the Board until the re organization and the name change takes place and will continue on the Board. The fifth member of the Board will have to be independent based on SEC rules for a public company. At some point when we can justify it, we will go to seven Board members and you will certainly be eligible at time. Also at my somewhat advanced age, I may elect to step aside which would provide an opening for you.

This current offer has been modified in line with compensation that is reasonable for a company our size and taking into consideration compensation for other officers.

Confidential

[Signature Page Follows]

Confidential

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records.

Sincerely, Z3 Enterprises, Inc., to be named HPEV, Inc.

By:
Quentin Ponder, President and CEO
On behalf of the Board of Directors

ACCEPTED and AGREED TO this
day of , 2012
_________________________________
Ted Banzhaf

Confidential

Incentive Compensation Plan for President

Z3 Enterprises, Inc.
(to be renamed HPEV, Inc.)

The Board of Directors (the "Board") of Z3 Enterprises, Inc., a Nevada corporation to be renamed HPEV, Inc. (the "Company"), has authorized the Company to pay bonuses to Ted Banzhaf, as President of the Company, as set forth and subject to the terms and conditions set forth herein (in this "Plan").

Quarterly Bonuses

Following completion of the raising of $3.5 million capital and committed for deposit, Ted Banzhaf, as President of the Company, shall be eligible for discretionary quarterly cash and equity bonuses ("Quarterly Bonuses"), based on his individual performance and the Company's corporate performance in such quarter, as determined by the Board and as set forth below. In the event of a Termination Without Cause (defined below) before the end of any such quarter, the President's bonus for such quarter will be paid pro rata based on the period of time he was employed by the Company in such quarter.

Each Quarterly Bonus target shall be $25,000 in cash plus options to purchase up to 25,000 shares of the Company's common stock ("Quarterly Bonus Options"), to be measured pro rata based on the period of time he was employed by and earned salary from the Company during such quarter, with the actual amount of such bonus to be awarded at the sole discretion of the Board . The Quarterly Bonus opportunity for the President will be based on evaluation of his individual performance in the applicable quarter and the Company's corporate performance in such quarter, as determined in the sole discretion of the Board.

Each Quarterly Bonus Options will be granted by the Board on the last trading day of the quarter in which such Quarterly Bonus is earned, at an exercise price equal to the closing price of the Company's common stock on the OTCBB (or a national securities exchange, if applicable) on such day, being the grant date. The shares subject to the Quarterly Bonus Options shall be fully vested and exercisable and shall be subject otherwise to the terms, definitions and provisions of the Company's stock incentive compensation plan ("Stock Plan") and form of stock option agreement for employees. The Stock Plan and form of option agreement to be adopted and approved by the Board, and the shares subject to the Stock Plan to be registered by the Company, prior to the end of the first quarter following completion of the $3.5 million capital raise as mentioned above. Shares subject to the Stock Plan will be subject to customary adjustments in the event of stock splits and the like, in accordance with the terms of such plan.

Confidential

Share Performance Bonuses

Mr. Banzhaf, as President of the Company, shall be eligible for up to five (5) bonuses based on the performance of the Company's common stock price ("Share Performance Bonuses"). Each Share Performance Bonus shall be paid in the form of an option to purchase the Company's common stock (each a "Share Performance Bonus Option") and be based upon the trading price milestones for the Company's common stock, as follows:

VWAP Target	Number of Bonus Shares
$2.00	1,000,000
$3.00	1,000,000
$5.00	1,000,000
$7.50	1,000,000
$10.00	1,000,000

As used above:

●
"VWAP Target" means the volume weighted average price of the Company's common stock (60 minute periods) on the OTCBB (or a national securities exchange, if applicable) for 20 consecutive trading days while Mr. Banzhaf is employed by the Company and serving as President, or within one (1) year after a Termination Without Cause.

●	"Number of Bonus Shares" means the number of shares of Common stock of the Company subject in each case to a Share Performance Bonus Option to be granted to Mr. Banzhaf.

Each Share Performance Bonus Option will be granted by the Board within three (3) business days after the applicable VWAP Target is achieved, at an exercise price equal to the closing price of the Company's common stock on the OTCBB (or a national securities exchange, if applicable) on the grant date, shall be fully vested and exercisable, and shall be subject otherwise to the terms, definitions and provisions of the Stock Plan.

Notwithstanding the foregoing, all Share Performance Bonus Options will be deemed earned in the event of and immediately prior to the closing of a Change of Control Transaction which closes while Mr. Banzhaf is employed by the Company and serving as President or within one (1) year after a Termination Without Cause.

Miscellaneous

Nothing contained in this Plan is intended to nor shall it limit the Board 's authority to award in the exercise of its sole discretion additional bonuses or other compensation for Mr. Banzhaf that is not described herein. Nothing contained in this Plan is intended to nor shall it limit the rights of the Company with respect to the employment of Mr. Banzhaf or any other employee of the Company or the termination thereof. This Plan shall not apply to any subsequent president of the Company.

Confidential

As used here in:

"Change of Control Transaction" means, whether in one or a series of transactions, (a) any merger, consolidation, reorganization, joint venture or other business combination pursuant to which some or all of the assets or operations of the Company are combined with that of a purchaser, (b) the acquisition directly or indirectly by a purchaser by way of a tender or exchange offer, negotiated purchase or other arrangement or any means of acquiring all or any substantial portion of the outstanding capital stock of the Company or one or more of its subsidiaries, other than in the ordinary course of business, (c) the acquisition by a purchaser, through public or private purchases or otherwise of all or a substantial portion of the assets, properties, or businesses of the Company by way of a negotiated purchase, lease, license (other than in the ordinary course of business), exchange, joint venture, purchase of newly issued securities or other means, except in each case for any reorganization solely with affiliates of the Company.

The State of Florida is an employment at will State and as such "Termination Without Cause" means termination of Mr. Banzhaf s employment as President (a) by the Board for any reason, other than as a Death Termination or Disability Termination (as such terms are defined in his Employment Agreement).